UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   December 21, 2005

KFX INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-23634	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

55 Madison Street, Suite 500 Denver, Colorado		80206
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 not applicable
(Former name or former address, if changed since last report)

Section 1.  Registrant’s Business and Operations.

Item 1.01  Entry into a Material Definitive Agreement

            See Item 5.02 of this Report.

Section 5.  Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Theodore Venners

            KFx (the “Company”) and Theodore Venners entered into an employment agreement (the “Agreement”) dated December 21, 2005 pursuant to which Mr. Venners will serve as Chairman and perform the duties of Chief Technology Officer.  A copy of the Agreement is filed with this report as Exhibit 10.69.

            Pursuant to the Agreement, Mr. Venners will receive an annual base salary of $275,000 and he will also be eligible to receive annual bonuses.  In addition he has been awarded 600,000 shares of restricted common stock from the Company’s 2004 Equity Incentive Plan, which shares shall vest upon the attainment of certain performance bench marks.  Full vesting of the restricted common stock will occur upon attainment of any of the following: (a) an increase in the share price such that the average closing price of KFx common stock for the trading days within any 90 consecutive calendar day period equals or exceeds $45.05 per share; (b) annual gross revenues increase to $1 billion; or (c) annual net cash flow increases to $250 million.  Partial vesting will occur if the stock price increases such that the average closing price of KFx common stock for the trading days within any 90 consecutive calendar day period equals or exceeds $30.05 per share, or the annualized value of quarterly gross revenues or quarterly net cash flow attain the incentive targets.  Unless sooner vested pursuant to the incentive targets described above, the restricted common stock shares will fully vest on the seventh anniversary of the date of the Agreement so long as Mr. Venners is continually employed as the Chief Technology Officer through such anniversary of the Agreement.  The Agreement also contains change of control and non-compete provisions.

            Mr. Venners is also the Chairman of the Board of Directors (the “Board”) of KFx.  While he is employed by KFx, the Board will use its best efforts to cause him to continue to serve on the Board by including him in the Board’s slate of nominees for election as a director at annual meetings of the Company’s stockholders, and shall recommend to the stockholders that he be elected or reelected to the Board, to the extent such is consistent with the fiduciary obligations of the Board to the Company’s stockholders.

Section 9.  Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Exhibit Title or Description
10.69	Employment Agreement between KFx Inc. and Theodore Venners

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFx Inc.

Date: December 22, 2005	By: /s/ William G. Laughlin
William G. Laughlin
Senior Vice President and General Counsel

KFx INC.
EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

10.69	Employment Agreement between KFx Inc. and Theodore Venners